EXHIBIT 99.1
CENTILLIUM COMMUNICATIONS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Centillium Communications, Inc.

We have audited the accompanying consolidated balance sheets of Centillium Communications, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centillium Communications, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Centillium Communications, Inc. changed its method of accounting for stock-based compensation as of January 1, 2006, and changed its method of accounting for sabbatical leave benefits and uncertain tax positions as of January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Centillium Communications, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
March 13, 2008

CENTILLIUM COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(in thousands, except per share data)
Net revenues	$ 39,175	$ 64,563	$ 76,127
Cost of sales:
Cost of revenues (a)	16,369	29,391	35,155
Reversal of accrued royalties	(8,887)	-	-
Total cost of sales	7,482	29,391	35,155
Gross profit	31,693	35,172	40,972

Operating expenses:
Research and development (a)	28,780	27,814	29,611
Selling, general and administrative (a)	17,555	20,747	21,985
Loss on settlement	2,500	-	-
Impairment of assets	1,413	-	-
Restructuring charges	827	-	2,186
Total operating expenses	51,075	48,561	53,782
Operating loss	(19,382)	(13,389)	(12,810)
Interest income and other, net	2,329	2,861	1,674
Loss before provision for income taxes	(17,053)	(10,528)	(11,136)
Provision for income taxes	548	221	149
Net loss	$ (17,601)	$ (10,749)	$ (11,285)

Basic and diluted net loss per share	$ (0.43)	$ (0.27)	$ (0.29)

Shares used to compute basic and diluted net loss per share	41,369	40,574	39,312

(a) Includes stock-based compensation as follows:
Cost of revenues	$ 25	$ 63	$ -
Research and development	763	1,214	-
Selling, general and admininstrative	1,126	1,957	-
	$ 1,914	$ 3,234	$ -
See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 32,596	$ 26,121
Short-term investments	4,209	29,278
Accounts receivable (net of allowance for doubtful accounts of $22
and $80 at December 31, 2007 and 2006, respectively)	3,635	6,266
Inventories	2,802	4,968
Other current assets	2,807	2,985
Assets held for sale	706	-
Total current assets	46,755	69,618
Property and equipment, net	1,193	2,702
Other assets	678	578
Total assets	$ 48,626	$ 72,898

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$ 1,500	$ -
Accounts payable	4,765	6,505
Accrued compensation and related expenses	3,869	3,249
Accrued liabilities and other	11,808	21,118
Total current liabilities	21,942	30,872

Long-term liabilities:
Other long-term liabilities	1,829	1,228
Total liabilities	23,771	32,100

Commitments and contingencies (Note 4)

Stockholders' equity:
Common stock; $0.001 par value:
Authorized shares: 100,000,000; Issued and outstanding shares:
41,718,601 at December 31, 2007 and 41,147,312 at December 31, 2006	42	41
Additional paid-in capital	254,537	251,964
Accumulated deficit	(229,727)	(211,189)
Accumulated other comprehensive loss	3	(18)
Total stockholders' equity	24,855	40,798
Total liabilities and stockholders' equity	$ 48,626	$ 72,898
See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-In	Deferred	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Capital	Compensation	Deficit	Income (Loss)	Equity
	(In thousands, except share data)
Balance at December 31, 2004	38,810,001	$ 39	$ 244,493	$ -	$ (189,155)	$ (45)	$ 55,332
Exercise of options to purchase common
stock for cash	876,059	1	1,634	-	-	-	1,635
Issuance of shares under employee stock
purchase plan	489,880	-	894	-	-	-	894
Issuance of shares under restricted stock
plan	30,000	-	60	(60)	-	-	-
Stock-based compensation expense, net	-	-	-	36	-	-	36
Net loss	-	-	-	-	(11,285)	-	(11,285)
Total comprehensive loss							(11,285)
Balance at December 31, 2005	40,205,940	40	247,081	(24)	(200,440)	(45)	46,612
Exercise of options to purchase common
stock for cash	389,510	1	798	-	-	-	799
Issuance of shares under employee stock
purchase plan	386,642	-	831	-	-	-	831
Issuance of shares under restricted stock
plan	165,220	-	-	-	-	-	-
Stock-based compensation expense, net	-	-	3,278	-	-	-	3,278
Amortization of deferred stock
based compensation	-	-	(24)	24	-	-	-
Net loss	-	-	-	-	(10,749)	-	(10,749)
Unrealized loss on available-for-sale
investments	-	-	-	-	-	27	27
Total comprehensive loss							(10,722)
Balance at December 31, 2006	41,147,312	41	251,964	-	(211,189)	(18)	40,798
Exercise of options to purchase common
stock for cash	17,483	-	24	-	-	-	24
Issuance of shares under employee stock
purchase plan	450,396	1	635	-	-	-	636
Issuance of shares under restricted stock
plan	103,410	-	-	-	-	-	-
Stock-based compensation expense, 123R	-	-	1,914	-	-	-	1,914
Accumulated effect of change in
accounting principal - sabbatical accrual	-	-	-	-	(937)	-	(937)
Net loss	-	-	-	-	(17,601)	-	(17,601)
Unrealized loss on available-for-sale
investments	-	-	-	-	-	21	21
Total comprehensive loss							(17,580)
Balance at December 31, 2007	41,718,601	$ 42	$ 254,537	$ -	$ (229,727)	$ 3	$ 24,855
See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
OPERATING ACTIVITIES
Net loss	$ (17,601)	$ (10,749)	$ (11,285)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	1,672	2,232	3,798
Stock-based compensation expense	1,914	3,278	36
Reversal of accrued royalties	(8,887)	-	-
Impairment of assets	1,413	-	-
Restructuring charges	827	-	2,186
Loss on retirement of property and equipment	-	-	182
Changes in operating assets and liabilities:
Accounts receivable	2,631	911	(1,829)
Inventories	2,166	(1,359)	2,491
Other current assets	(1,017)	(1,205)	(555)
Other assets	(100)	334	(359)
Accounts payable	(1,740)	518	388
Accrued compensation and related expenses	58	(998)	883
Accrued liabilities and other	(622)	1,985	1,680
Other long-term liabilities	(568)	(1,140)	371
Net cash used in operating activities	(19,854)	(6,192)	(2,013)
INVESTING ACTIVITIES
Purchases of short-term investments	(47,755)	(121,813)	(83,503)
Maturities of short-term investments	72,845	114,462	91,798
Purchases of property and equipment	(920)	(1,405)	(1,367)
Net cash provided by (used in) investing activities	24,170	(8,755)	6,928
FINANCING ACTIVITIES
Short-term bank borrowings	3,000	-	-
Repayment of short-term bank borrowings	(1,500)	-	-
Proceeds from issuance of common stock	659	1,629	2,529
Net cash provided by financing activities	2,159	1,629	2,529

Net increase (decrease) in cash and cash equivalents	6,475	(13,319)	7,444
Cash and cash equivalents at beginning of period	26,121	39,440	31,996
Cash and cash equivalents at end of period	$ 32,596	$ 26,121	$ 39,440

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
Cash paid for interest	$ 2	$ 1	$ 1
Cash paid for income taxes	$ 247	$ 111	$ 68
See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Centillium Communications, Inc. (Centillium or the Company) was incorporated in California in February 1997 and was reincorporated in Delaware in December 1999. The Company designs, develops and supplies highly-integrated programmable semiconductors that enable broadband communications, which is the high-speed networking of data, voice and video signals. The Company's system-level semiconductor products incorporate digital and mixed-signal semiconductors and related software. The Company serves the Voice over Internet Protocol (VoIP) and Fiber-To-The-Premises (FTTP), which are also known as optical networking, markets. Its end customers are original equipment manufacturers (OEMs) which sell optical network equipment for deployment in central offices and customer premises and VoIP equipment for use in carrier-class and enterprise-class gateways and consumer telephony. From inception until February 2008, the Company also served the Digital Subscriber Line (DSL) market.

Basis of Presentation: The accompanying consolidated financial statements include those of Centillium and its wholly-owned subsidiaries, after elimination of all intercompany accounts and transactions. Centillium has prepared the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles. The financial information reflects all adjustments which are, in the opinion of management, necessary to provide fair consolidated balance sheets, consolidated statements of operations and cash flows for the periods presented.

Use of Estimates: The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires Centillium to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities reported in the condensed consolidated financial statements and accompanying notes. On an on-going basis, Centillium evaluates its estimates and assumptions related to revenue recognition, sales returns and allowances, allowance for doubtful accounts, inventories, warranty, taxes, royalties, compensation, compensation related benefits and litigation and contingencies. Estimates based on historical experience and on various other assumptions are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition: Revenues related to product sales are generally recognized when the products have been shipped and risk of loss has passed to the customer, collection of the resulting receivable is reasonably assured, persuasive evidence of an arrangement exists, and the price is fixed or determinable. Certain royalty payments to a customer are recorded as a reduction in revenues. If sales arrangements contain customer-specific acceptance requirements, revenue is deferred and is recognized upon receipt of customer acceptance.

Sales Returns and Allowances: The Company establishes, upon shipment of its products, a provision for estimated returns. Under certain circumstances, the Company will allow its customers to return products and a provision is made for such returns. The estimate of product returns is based on contractual terms or sales agreements, historical experience and expectation of future conditions.

Allowance for Doubtful Accounts: The Company performs ongoing credit evaluations of its customers and adjusts credit limits, as determined by its review of current credit information. The Company records allowances for doubtful accounts for estimated losses based upon specifically identified amounts that are believed to be uncollectible. The Company records additional allowances based on certain percentages of the aged receivables, which are determined based on historical experience and an assessment of the general financial condition of the customer base. If actual collections experience changes, revisions to the allowances may be required. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers' creditworthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur.

Warranty: A limited warranty is provided on the Company's products generally for a period of one year and allowances for estimated warranty costs are recorded during the period of sale. While the Company engages in product quality programs and processes, including monitoring and evaluating the quality of its suppliers, the warranty obligation is affected by product failure rates, the cost of replacing chipsets, rework costs and freight incurred in replacing a chipset after failure. The Company monitors chipset returns for warranty and maintains a reserve for the related warranty expenses based on historical experience of similar products. The determination of such allowances requires the Company to make estimates of product return rates and expected costs to repair or replace the products under warranty. The Company periodically assesses the adequacy of the warranty liability and adjusts such amounts as necessary.

Concentrations of Credit Risk: Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company places its cash, cash equivalents and short-term investments in several high credit-quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. Accounts receivable are billed in U.S. currency and are derived from revenues earned from customers primarily located in Japan and the United States. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for potential credit losses. Management judgment is used to estimate the required reserves. Actual results could differ from those estimates.

Customer Concentrations: At December 31, 2007, three customers accounted for 55%, 23% and 14% of the Company's accounts receivable; at December 31, 2006, three customers accounted for 33%, 27% and 16% of the Company's accounts receivable. In 2007, 2006 and 2005, NEC Corporation (NEC) accounted for 15%, 23% and 26% of net revenues, Sumitomo Electric Industries, Ltd (Sumitomo) accounted for 26%, 26% and 35% of net revenues, and Lucent Technologies accounted for 15%, 12% and 13% of net revenues, respectively. Ericsson accounted for 23% and 16% of net revenues in 2007 and 2006, respectively. No other customer accounted for 10% or more of net revenues in any year during this three-year period. Any unanticipated change in one of those customers' creditworthiness or other matters affecting the collectibility of amounts due from such customers could have a material adverse effect on the results of operations in the period in which such changes or events occur.

Supplier Concentrations: The Company depends on a limited number of outside contractors to fabricate, assemble and test its semiconductor devices. The Company generally sources its production through standard purchase orders and has wafer supply and assembly and test agreements with certain outside contractors. While the Company seeks to maintain a sufficient level of supply and endeavors to maintain ongoing communications with suppliers to guard against interruptions or cessation of supply, business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products or services, receipt of defective semiconductor devices, an increase in the price of products, or inability to obtain reduced pricing from suppliers in response to competitive pressures.

Cash Equivalents and Short-term Investments: The Company invests its excess cash in money market funds, obligations of the U.S. government, and debt instruments and considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist primarily of money market funds, are recorded at cost, which approximates fair value.

The Company's investments in marketable equity securities and all debt securities are classified as available-for-sale at the time of purchase and the Company periodically reevaluates such designation. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income, net. At December 31, 2007 and 2006, all of the Company's investments in debt securities were classified as available-for-sale, with changes in market value recorded as unrealized gains and losses in accumulated other comprehensive income until their disposition. All investments are considered current as they are available for current operations. Money market funds comprised 87% and 42% of December 31, 2007 and 2006 investment balances, respectively. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income, net and were insignificant for all periods presented. The cost of securities sold is based on the specific-identification method.

Inventories: Inventories are stated at the lower of standard cost, which approximates actual cost, or net realizable value. Cost is based on a first-in, first-out basis. The Company performs detailed reviews of the net realizable value of inventories, both on hand as well as for inventories that it is committed to purchase with consideration given to deterioration, obsolescence, and other factors. In determining the net realizable value of inventory, the Company typically uses a nine-month rolling forecast based on the type of products, anticipated product orders, product order history, forecasts and backlog, and compares its current or committed inventory levels to these forecasts on a regular basis. Any adverse changes to the future product demand may result in increased write-downs, resulting in decreased gross profit. In the event the Company experiences unanticipated demand and is able to sell previously written down inventories, gross profit will increase.

Property and Equipment: Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment, with the exception of leasehold improvements, are depreciated using the straight-line method over estimated useful lives of three years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the leases.

Assets Held for Sale: Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Such assets which meet the criteria of FAS 144 to be reported as "assets held for sale" are shown as such in the balance sheet, and consists of equipment related to the Company's DSL product lines, which was sold in February 2008.

Impairment of Long-lived Assets: The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the recoverability of long-lived assets by comparison of the carrying amount to undiscounted future net cash flows. If the Company considers such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the long-lived assets exceeds their fair value, as determined by discounted cash flows.

Software Development Costs: Costs incurred in the research and development of the software embedded in the Company's products are expensed as incurred until technological feasibility has been established. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, which is evidenced by the completion of a detail program design or, in its absence, completion of a working model that includes the semiconductor device and embedded software.

Advertising Costs: The Company expenses advertising costs as incurred. These costs were not material and are included in selling, general and administrative expenses.

Shipping and Handling: The cost of shipping products to customers is not material, and is included in cost of goods sold.

Foreign Currency Accounting: The United States dollar is the functional currency for all foreign operations. The effect on the consolidated statements of operations of transaction and remeasurement gains and losses is insignificant for all years presented and is included in Interest Income and Other, Net.

Fair Value of Financial Instruments: The Company has evaluated the estimated fair value of financial instruments. The amounts reported for cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable, and accrued expenses approximate the fair value due to their short maturities. Investment securities are reported at their estimated fair value based on quoted market prices. Realized gains and losses from the Company's investments have been insignificant.

Net Loss Per Share: Basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Options to purchase 8.0 million, 8.1 million and 9.0 million shares of common stock in 2007, 2006 and 2005, respectively, were excluded from the computation of diluted net loss per share as the effect would have been antidilutive. The following table presents the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,
	2007	2006	2005
Net loss	$ (17,601)	$ (10,749)	$ (11,285)
Basic and diluted weighted average shares used to
compute basic and diluted net loss per share	41,369	40,574	39,312

Basic and diluted net loss per common share	$ (0.43)	$ (0.27)	$ (0.29)

Stock-based Compensation: Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. SFAS 123(R) is a very complex accounting standard. Applying this standard requires significant judgment and the use of estimates, particularly surrounding Black-Scholes option pricing model assumptions, such as stock price volatility and expected option lives, as well as expected option forfeiture rates to value equity-based compensation. These assumptions and estimates are subject to change over time, which may affect the related stock-based compensation expenses that we recognize in our financial statements. All of the Company's stock compensation is accounted for as an equity instrument. The fair value of our restricted stock units is calculated based upon the fair market value of Company stock at the date of grant. The stock-based compensation expense related to stock options is amortized on an accelerated basis. The stock based compensation expense related to restricted stock units is amortized on a straight-line basis.

The Company previously applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations and provided the required pro forma disclosures of SFAS No. 123, "Accounting for Stock-Based Compensation". See Note 7 for a discussion of the assumptions used in the option pricing model and estimated fair value of employee stock options.

The Company accounts for stock issued to non-employees in accordance with the provisions of FAS 123(R) and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Direct grants of shares of common stock are made to certain advisors and consultants to the Company for past services with no vesting or future performance obligations. The fair value of such grants is immediately charged to expense in accordance with EITF 96-18.

Accounting Changes:

Effective January 1, 2007, the Company adopted Emerging Issues Task Force, or EITF, Issue No. 06-02, "Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, Accounting for Compensated Absences." Under this consensus, sabbatical leave or other similar benefits provided to an employee are considered to accumulate, as that term is used in SFAS 43, provided that (a) the employee is required to complete a minimum service period to be entitled to the benefit, (b) there is no increase to the benefit if the employee provides additional years of service, (c) the employee continues to be a compensated employee during his or her absence, and (d) the employer does not require the employee to perform any duties during his or her absence. If these conditions are met, companies are required to accrue for sabbatical leave or other similar benefits ratably over the implied service period. The accounting required under this consensus was effective for fiscal years beginning after December 15, 2006. Upon adoption, companies could choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented, or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. As a result of the implementation of EITF No. 06-02, the Company recognized an increase of approximately $0.9 million in accrued and long-term liabilities, which resulted in a net increase of $0.9 million in the opening balance of accumulated deficit at January 1, 2007. In prior years, the cost of such benefit was expensed at the time the employees took such sabbatical leave instead of accruing the cost of such benefit over the service period.

Accounting for Uncertainty in Income Taxes: Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109", FIN 48, which prescribes how a company should recognize, measure, present and disclose uncertain tax positions that such company has taken or expects to take in its income tax returns. FIN 48 requires that only income tax benefits that meet the "more likely than not" recognition threshold be recognized or continue to be recognized on its effective date. Adoption of FIN 48 did not have any impact on its accumulated deficit as of January 1, 2007. The Company recognized interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recognized a $340,000 adjustment to the liability for uncertain tax positions and recorded an income tax expense in the year ended December 31, 2007.

Recent Accounting Pronouncements:

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13", or FSP 157-1, and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157", or FSP 157-2. FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. The measurement and disclosure requirements related to financial assets and financial liabilities are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 for financial assets and financial liabilities to have a significant impact on its financial condition or results of operations. However, the resulting fair values calculated under SFAS 157 after adoption may be different from the fair values that would have been calculated under previous guidance. The Company is currently evaluating the impact that SFAS 157 will have on its financial condition and results of operations when the standard is applied to non-financial assets and non-financial liabilities beginning January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115", or SFAS 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurements, which is consistent with the FASB's long-term measurement objectives for accounting for financial instruments. FSAB 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The adoption of SFAS 159 is not expected to have an impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standard "FAS No. 141(R)", "Business Combinations" or FAS 141R. FAS 141R replaces FAS No. 141 and provides greater consistency in the accounting and financial reporting of business combinations. FAS 141R requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, establishes principles and requirements for how an acquirer recognizes and measures any non-controlling interest in the acquiree and the goodwill acquired, and requires the acquirer to disclose the nature and financial effect of the business combination. Among other changes, this statement also required that "negative goodwill" be recognized in earnings as a gain attributable to the acquisition, that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred and that any deferred tax benefits resulted in a business combination are recognized in income from continuing operations in the period of the combination. FAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will assess the impact that FAS 141R may have on its financial position and results of operations.

In December 2007, the FASB issued FAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51" or FAS 160. FAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 is effective for fiscal years beginning after December 15, 2008, and will be adopted by the Company in 2009. The Company is currently assessing the impact of this standard on its future consolidated results of operations and financial condition.

Note 2. Balance Sheet Information

Inventories (in thousands):

	December 31,
	2007	2006
Work-in-process	$ 1,166	$ 3,125
Finished goods	1,636	1,843
	$ 2,802	$ 4,968
For the years ended December 31, 2007 and 2006, the Company recorded charges to cost of revenues for the write-down of excess inventory of $643,000 and $3.0 million, respectively. Additionally, the Company's recorded gross margin benefited from unexpected sales of previously written-down inventory of $1.7 million during the year 2007, compared to $561,000 of such sales in the year 2006. The Company sold $1.9 million of inventory to Ikanos as part of the sale of the DSL product lines in February 2008.

Property and equipment, net (in thousands):

	December 31,
	2007	2006
Equipment and software	$ 20,492	$ 26,418
Furniture and fixtures	469	1,108
Leasehold improvements	1,388	1,439
	22,349	28,965
Accumulated depreciation	(21,156)	(26,263)
Property and equipment, net	$ 1,193	$ 2,702
Assets held for sale of $0.7 million as of December 31, 2007 include $6.8 million of costs less $6.1 million of accumulated depreciation for equipment related to the DSL product lines sold to Ikanos in February 2008 and are reported at the lower of the carrying amount or fair value less costs to sell. See Note 13 of Notes to the Consolidated Financial Statements. In accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets," the Company has not accounted for this transaction as a discontinued operation because the operations and cash flows of these assets could not be clearly distinguished, operationally or for financial reporting purposes, from the rest of the Company's business.

Accrued liabilities and other (in thousands):

	December 31,
	2007	2006
Accrued royalties	$ 9,117	$ 17,523
Accrued other liabilities	2,691	3,595
	$ 11,808	$ 21,118
Accrued liabilities as of December 31, 2007 include the impact of a partial reversal of $8.9 million of accrued royalties. The Company periodically evaluates any contingent liabilities in connection with any payments to be made for any potential intellectual property infringement asserted or unasserted claims in accordance with FAS 5, "Accounting for Contingencies". The Company's accrued royalties as of December 31, 2007 and 2006 represents the contingent payments for asserted or unasserted claims that are probable as of the respective balance sheet dates based on the applicable patent law.

Warranty reserve (in thousands):

	Year ended December 31,
	2007	2006	2005
Balance at beginning of period	$ 242	$ 112	$ 164
Product warranty accruals	157	112	99
Adjustments related to pre-existing
warranties including expirations and
changes in estimates	(203)	261	(67)
Warranty costs incurred	(98)	(243)	(84)
Balance at end of period	$ 98	$ 242	$ 112
Note 3. Cash Equivalents and Short-term Investments

Cash equivalents and short-term investments (in thousands):

	December 31, 2007
		Gross
		Unrealized
	Amortized	Gains/	Estimated
	Cost	(Losses)	Fair Value
Cash Equivalents
Money market funds	$ 27,883	$ -	$ 27,883
	27,883	-	27,883

Short-term Investments
Obligations of the U.S. government and affiliated
agencies	3,200	-	3,200
Municipal bonds	1,006	3	1,009
	4,206	3	4,209

Total	$ 32,089	$ 3	$ 32,092

	December 31, 2006
		Gross
		Unrealized
	Amortized	Gains/	Estimated
	Cost	(Losses)	Fair Value
Cash Equivalents
Money market funds	$ 21,424	$ -	$ 21,424
Commercial paper	539	-	539
	21,963	-	21,963
Short-term Investments
Obligations of the U.S. government and affiliated
agencies	17,835	(5)	17,830
Corporate bonds	11,461	(13)	11,448
	29,296	(18)	29,278

Total	$ 51,259	$ (18)	$ 51,241
The estimated fair value of short-term investments is based on quoted market prices.

Note: 4. Financing Arrangements

Line of Credit

On September 27, 2007, the Company entered into a Loan and Security Agreement with a financial institution. The loan agreement provides commitments for up to $10 million under a revolving line of credit. The line of credit may also be used for letters of credit. As security for the line of credit, the Company granted the financial institution a security interest in all of its assets, except for the shares of certain of its foreign subsidiaries and certain of its intellectual property rights. The loan agreement requires monthly interest payments. Principal payments are not required on the revolving loan until the maturity date, or sooner if an event of default occurs. The maturity date under the loan agreement is September 24, 2008, unless sooner terminated. The interest rate on any outstanding loans is the financial institution's prime rate as then in effect and any adjustments to the interest rate are effective on the effective date of any prime rate changes. The credit agreement also contains certain financial, operating and reporting covenants, including a quarterly "quick ratio" of at least 1.50 to 1 and a tangible net worth ratio, and various negative covenants including, among others, prohibitions on certain dispositions, changes in business, indebtedness, encumbrances, dividends or other distributions, and affiliate transactions. Legal expenses associated with the line of credit are expensed as incurred and other fees are amortized over the life of the line of credit. The Company was in compliance with the loan covenants as of December 31, 2007.

As of December 31, 2007, the Company had drawn down $1.5 million from the line of credit at the prime rate of 7.25% and $1.5 million in letters of credit, resulting in an available, unused line of credit balance of $7.0 million. Further draws and other extensions of credit under the Loan Agreement are subject to specified conditions, including the continued accuracy of the Company's representations (which include, among others, the absence of specified litigation and of a material deterioration in the Company's financial condition, the absence of certain claims and other conditions in respect of the collateral, continued legal compliance, and the continued absence of specified types of investments and equity interests) and the absence of a material adverse change involving the Company since June 30, 2007.

Note 5. Commitments and Contingencies

The Company leases its facilities under operating leases, expiring through February 2011. In conjunction with its lease of new facilities in Fremont, California, in March 2004 the Company capitalized $731,000 of lease incentives, which are being amortized over the seven year lease period as a reduction of rent expense. Additionally, the Company is obligated to make future payments of $6.7 million in connection with certain software licensing arrangements.

Future minimum lease payments under the Company's operating leases at December 31, 2007 are as follows (in thousands):

Operating
Leases
2008	$ 4,029
2009	2,813
2010	2,232
2011	110
2012	-
Total minimum payments	$ 9,184
In 2005, the Company recorded $2.2 million in restructuring charges for surplus space in its Fremont, California location, which it abandoned. Due to current real estate market conditions, the Company increased the surplus space reserve, to extend the estimated vacant lease period, by $0.8 million during 2007. The operating lease for this location expires in February 2011. Centillium has no future use for the surplus space as a result of the decrease in personnel in Fremont. This charge has been included primarily within selling, general and administrative expense in the statement of operations.

Changes to the surplus space liability as of December 31, 2007 are as below (in thousands):

	Years Ended December 31,
	2007	2006	2005
Beginning surplus space liability balance	$ 1,084	$ 1,577	$ -
Increase in reserve	827	-	2,186
Leasehold improvements abandoned	(51)	-	(386)
Lease payments offset against liability	(494)	(493)	(223)
Ending surplus space liability balance	$ 1,366	$ 1,084	$ 1,577
The Company does not own or operate a fabrication facility, and foundries located in Asia currently supply substantially all of its wafer requirements. The Company's purchase obligations to these foundries are based on non-cancellable purchase orders. As of December 31, 2007, the Company's non-cancelable purchase obligations for wafers and masks, all expected to be delivered within the next six months, were $3.8 million.

Under certain circumstances, Centillium provides intellectual property infringement protection to its customers. Centillium indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally to its customers, in connection with certain patent, copyright or other intellectual property infringement claims by any third parties with respect to its products. This indemnification obligation is generally perpetual but is typically subject to an overall cap on liability. Although these indemnification obligations may give rise to material accruals, to date, Centillium has not incurred significant costs to defend itself or settle claims related to these indemnification obligations. However, in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies", FAS 5, the Company had determined certain of these obligations are both probable and reasonably estimable. Accordingly, Centillium has accrued $4.3 million in connection with certain contingent liabilities as of December 31, 2007 and $3.9 million in liabilities recorded for these obligations as of December 31, 2006. The indemnification obligations are included in the Company's royalty accrual.

In December 2005, Accton Technology Corporation, or Accton, filed a suit against Centillium Communications, Inc. in the California Superior Court for the County of Alameda alleging a variety of claims, including breach of contract, breach of express warranty, and fraud and concealment in connection with certain products Accton purchased in 2002 and 2003. The parties settled the dispute on July 12, 2007 for $2.5 million.

In August 2004, Fujitsu Limited filed a suit against Centillium and Centillium Japan K.K. ("Centillium Japan") in the Tokyo District Court alleging that Centillium and Centillium Japan infringe one Japanese patent jointly owned by Fujitsu and Ricoh Co. Ltd. The complaint sought significant monetary damages against Centillium and Centillium Japan. The court has ruled in the Company's favor and the time to appeal has passed. This matter is now closed.

In addition, Centillium is responding to other claims arising in the ordinary course of business. In certain cases, management has accrued estimates of the amounts it expects to pay upon resolution of such matters and such amounts are included in accrued liabilities. Should Centillium not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified. Although the ultimate outcome of such claims is not presently determinable, management believes that the resolution of these matters will not have a material adverse effect on Centillium's results of operations, but could have a material adverse effect on its financial position and cash flows.

Note 6. Stockholders' Equity

Preferred Stock: The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of 9,500,000 shares of preferred stock from time to time in one or more series with such designation, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, redemption fund provisions, conversion rights, and voting rights, all without the approval of the holders of common stock.

Stockholder Rights Plan: In December 2002, the Company's Board of Directors approved the adoption of a stockholder rights plan and reserved 500,000 shares of preferred stock for issuance under the plan. The plan is designed to assure that Centillium stockholders receive fair value in the event of a future unsolicited business combination or similar transaction involving Centillium in a manner or on terms not approved by the Centillium Board of Directors.

Under the plan, Centillium issued a dividend of one right for each outstanding share of common stock of the Company held by stockholders of record as of the close of business on January 9, 2003. Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $25.00. However, the rights will become exercisable only after the occurrence of certain specified events, including the acquisition of 15% or more of Centillium's outstanding common stock by an unsolicited third party acquirer. Upon the occurrence of any such event, under the terms specified in the plan, each right entitles the holder, other than the unsolicited third party acquirer, to purchase a certain number of shares of common stock of the Company, at a fifty percent discount to the then-current market price. The rights expire on January 9, 2013, under the terms of the plan. Centillium's Board of Directors may redeem outstanding rights at a price of $0.001 per right, with certain exceptions. The terms of the rights and the rights plan may be amended by Centillium's Board of Directors at any time without the approval of the rights holders as set forth in the rights plan.

Common Stock Reserved for Future Issuance:

	December 31,
	2007	2006
Common stock options outstanding	8,003,130	8,066,231
Restricted stock units outstanding	549,063	527,280
Reserved for future grants	15,679,853	13,290,590
Employee stock purchase plan	52	50,448
Total shares reserved for future issuance	24,232,098	21,934,549

Stock Options: In March 1997, the Board of Directors approved a stock option plan that authorized the granting of options to purchase shares of the Company's common stock. The plan is administered by the Board of Directors and provides for incentive stock options or nonqualified stock options to be issued to employees, directors, and consultants of the Company. Prices for incentive stock options may not be less than the fair value of the common stock at the date of grant. Prices for nonqualified stock options may not be less than 85% of the fair value of the common stock at the date of grant. Options generally vest over a four-year period. Unexercised options expire ten years after the date of grant. The plan also provides for automatic annual increases on the first day of each of the Company's years equal to 6% of the Company's outstanding common stock on the date of the annual increase. On July 20, 2006, the Board of Directors (the "Board") amended and restated the Company's 1997 Stock Plan to permit the granting of restricted stock units, and adopted a form of restricted stock unit agreement.

In February 2001, the Company adopted a nonstatutory stock option plan that authorized the granting of nonstatutory stock options ("options") to purchase shares of the Company's common stock. Such shares may be authorized, but unissued, or reacquired common stock. The plan is administered by the Board or any of its Committees and provides for options to be issued to employees and consultants of the Company only and not to officers and directors, except in connection with an officer's initial service to the Company. Options generally vest over a period of four years from the date of grant and prices for such options are determined by the plan administrator, with the prices generally being not less than the fair value of the common stock at the date of grant. Upon termination of the option holder's employment, any unvested stock issued shall revert back to the plan.

In November 2004, the Company offered a voluntary stock option exchange program to its employees and certain officers. Under the program, participants exchanged stock options with exercise prices which were equal to or greater than $4.00 per share for which options were granted in June 2002, six months and one day from the date options were tendered in November 2004. In December 2004, 3.7 million stock options were tendered and cancelled. In June 2005, the Company issued options for 2.1 million shares of common stock at an exercise price of $2.17 per share, which was equal to 100 percent of the market price of Centillium's common stock on the grant date. The terms and conditions of the replacement options, including the vesting schedules, were substantially the same as the terms and conditions of the options cancelled.

The following is a summary of additional information with respect to the stock option plans:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value, in thousands
Balance at December 31, 2004	7,892,476	$ 6.23
Options authorized	-	-
Options granted	4,610,808	2.40
Options exercised	(876,059)	1.87
Options cancelled	(2,617,204)	6.61
Balance at December 31, 2005	9,010,021	4.59	5.80	$ 5,727
Options authorized	-	-
Options granted	710,280	2.72
Options exercised	(389,510)	2.05
Options cancelled	(1,264,560)	4.16
Balance at December 31, 2006	8,066,231	4.61	6.13	283
Options authorized	-	-
Options granted	979,000	1.79
Options exercised	(17,483)	1.35
Options cancelled	(1,024,618)	4.37
Balance at December 31, 2007	8,003,130	$ 4.31	5.90	$ 21

Vested and expected to vest at
December 31, 2007	7,706,431	$ 4.38	5.80	$ 21
Exercisable at December 31, 2007	6,084,861	$ 4.96	5.03	$ 21

In addition, the following table summarizes information about stock options that were outstanding and exercisable at December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
$ 0.40-$ 1.91	807,642	$ 1.49	7.49	303,673	$ 1.30	4.08
$ 1.94-$ 2.10	589,375	1.99	9.27	53,261	2.06	8.44
$ 2.17-$ 2.17	1,019,890	2.17	4.84	1,015,880	2.17	4.87
$ 2.22-$ 2.56	928,343	2.49	6.41	743,118	2.49	6.32
$ 2.59-$ 2.63	1,056,224	2.61	7.65	583,062	2.61	7.63
$ 2.67-$ 3.90	803,019	3.35	6.88	594,908	3.38	6.80
$ 3.91-$ 5.00	1,045,400	4.86	4.19	1,037,846	4.86	4.17
$ 5.15-$ 6.37	344,774	5.51	4.08	344,712	5.51	4.37
$ 6.62-$ 6.62	931,818	6.62	4.42	931,818	6.62	4.43
$ 6.84-$ 37.15	476,645	18.81	2.80	476,583	18.81	2.80
$ 0.40-$ 37.15	8,003,130	$ 4.31	5.90	6,084,861	$ 4.96	5.11
At December 31, 2006 and 2005, options for 5,728,012 and 4,880,820 shares, respectively, were exercisable at a weighted average price of $5.32 and $6.02 per share, respectively. The fair value of our restricted stock units is calculated based upon the fair market value of Company stock at the date of grant in accordance with SFAS 123(R).

Note 7: Stock-Based Compensation

Stock-Based Compensation Expense

In April 2005, Centillium's Board determined to supplement the equity-based compensation to the Board by making an annual grant to each non-employee director of 5,000 shares of restricted common stock of the Company, with such shares vesting 100% on the first anniversary of the date of the grant resulting in a compensation expense of $36,000, $24,000 and $41,000 for the years ended December 31, 2005, 2006 and 2007, respectively.

Adoption of SFAS 123(R)

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," or SFAS 123(R), effective January 1, 2006. SFAS 123(R) requires the recognition of the fair value of stock compensation in net income. The Company recognizes the stock compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period of the stock-based award. Prior to January 1, 2006, the Company followed APB 25 and related interpretations in accounting for its stock compensation. The Company elected the modified prospective transition method for adopting SFAS 123(R).

Stock-based compensation expense, net of adjustments, is included in the associated expense categories as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of revenues	$ 25	$ 63	$ -
Research and development	763	1,214	-
Selling, general and administrative	1,126	1,957	-
	$ 1,914	$ 3,234	$ -

Determining Fair Value

Valuation and amortization method-The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a multiple option award approach. This fair value is then amortized on a accelerated basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term-The Company's expected term represents the period that the Company's stock-based awards are expected to be outstanding and is based on historical option exercise behavior.

Expected Volatility-The Company's stock price volatility rates are estimated using the historical volatility of the Company's common stock.

Expected Dividend-The Black-Scholes valuation model calls for a single expected dividend yield as an input. The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends in the future.

Risk-Free Interest Rate-The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Estimated Forfeitures-When estimating forfeitures, the Company considers voluntary termination behavior as well as analysis of actual option forfeitures.

Fair Value-The fair value of the Company's stock options granted to employees for the years ended December 31, 2007, 2006 and 2005 was estimated using the following weighted average assumptions:

	Years Ended December 31,
Option Plan Shares	2007	2006	2005
Expected term (in years)	2.8 years	2.59 years	2.3 years
Volatility	66%	58%	86%
Expected dividend	-	-	-
Risk free interest rate	4.48%	4.73%	3.75%
Estimated forfeitures	7.23%	7.03%	0.00%
Weighted-average fair value	$0.79	$1.10	$1.17

ESPP Shares
Expected term (in years)	0.5 years	0.5 years	0.5 years
Volatility	60%	71%	59%
Expected dividend	-	-	-
Risk free interest rate	4.38%	5.24%	3.06%
Weighted-average fair value	$0.58	$1.05	$0.85
Under the provisions of SFAS 123(R), the Company recorded $1.9 million and $3.2 million of stock compensation expense for the years ended December 31, 2007 and December 31, 2006, respectively. The Company utilized the Black-Scholes valuation model for estimating the fair value of the stock compensation granted both before and after the adoption of SFAS 123(R).

At December 31, 2007 and 2006 , the total compensation cost related to unvested stock-based awards granted to employees under the Company's stock option plans but not yet recognized was approximately $2.1 million and $2.3 million, net of estimated forfeitures of $491,000 and $420,000, respectively. The stock compensation cost which related to unvested stock options was approximately $1.3 million at December 31, 2007, which will be amortized on an accelerated basis over a weighted−average remaining period of approximately 1.3 years, and will be adjusted for subsequent changes in estimated forfeitures. The stock compensation costs related to restricted stock units not yet recognized was approximately $0.8 million at December 31, 2007, which will be amortized on a straight-line basis over a weighted-average remaining period of approximately 3.0 years, and will be adjusted for subsequent changes in estimated forfeitures. Total intrinsic value of options exercised for the year ended December 31, 2007, 2006 and 2005 was approximately $5,700, $412,000 and $1.0 million, respectively.

In April 2005 and 2006 and June 2007, Centillium's Board determined to supplement the equity-based compensation to the Board by making an annual grant to each non-employee director of 5,000 shares of restricted common stock of the Company, with such shares vesting 100% on the first anniversary of the date of the grant resulting in a compensation expense of $36,000, $24,000 and $41,000 for the year ended December 31, 2005, 2006 and 2007, respectively. In July 2006, the Board of Directors also elected to supplement the equity-based compensation to the Company's officers by approving grants to them of an aggregate of 140,220 shares of restricted common stock of the Company, with such shares vesting 25% on the first anniversary of the grant date, and 25% each year thereafter, resulting in compensation expense of $41,000 and $75,000 being recorded for the year ended December 31, 2006 and 2007 respectively.

Restricted Stock Units

The Company issues new shares of common stock upon the vesting of restricted stock units. The Company calculates the fair value of each restricted stock unit based upon the fair market value of the Company stock at the date of grant and recognizes the expense straight line over the requisite period. The stock based compensation costs related to these awards were $98,000 and $264,000 being recorded for the year ended December 31, 2006 and 2007, respectively. The following table is a summary of the Company's restricted stock unit activity:

	Restricted Stock Units
	Restricted Stock Units Outstanding	Weighted Average Purchase Price	Weighted Average Remaining Contractual Term, in Years	Aggregate Intrinsic Value, in thousands

Balance at December 31, 2005	-
Awarded	529,680	$ 0.001
Released	-	0.001
Canceled or forfeited	(2,400)	0.001
Balance at December 31, 2006	527,280	0.001	2.12	$ 95
Awarded	215,825	0.001
Released	(121,210)	0.001
Canceled or forfeited	(72,832)	0.001
Balance at December 31, 2007	549,063	$ 0.001	1.80	$ 631

Vested and expected to vest at
December 31, 2007	451,459	$ 0.001	1.73	$ 519
The weighted-average fair value on the date of the grant for the outstanding restricted stock units granted during 2007 was $1.82.

The aggregate intrinsic value is hypothetically calculated as the difference between the exercise price of the shares which is zero, as the shares are granted without cost to the recipient and the quoted price of the Company's common stock for the 0.5 million of outstanding restricted stock units at December 31, 2007.

Employee Stock Purchase Plan Information

To provide employees with an opportunity to purchase common stock of the Company through payroll deductions, the Company established the 2000 Employee Stock Purchase Plan, or ESPP, and initially reserved 500,000 shares of common stock for issuance to participants. In addition, the plan provides for automatic annual increases on the first day of each of the Company's calendar years equal to the lesser of 400,000 shares or 1% of the Company's outstanding common stock on the date of the annual increase, or a lesser number of shares determined by the Board of Directors. Under the plan, the Company's employees, subject to certain restrictions, may purchase shares of common stock at the lesser of 85 percent of the fair market value at either the beginning or end of each six-month offering period. Under the plan, the Company sold 450,396, 386,642 and 489,880 shares of common stock during 2007, 2006 and 2005, respectively.

In connection with the ESPP, in May 2007 and November 2007, 217,783 and 232,613 shares were issued at a purchase price per share of $1.666 and $1.173.

Pro forma Disclosures

SFAS 123(R) requires the Company to present pro forma information for the comparative period prior to adoption as if it had accounted for all employee stock options under the fair value method of the original SFAS 123. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation to the prior-year period (in thousands, except per share data):

Decenber 31,
2005
Net loss as reported	$ (11,285)
Add: Stock-based compensation expense
included in reported net loss, net of recovery	36
Less: Total stock-based compensation expense
under fair value based method for all awards, net of
related tax effects	(4,601)
Pro forma net loss	$ (15,850)

Basic and diluted net loss per share:
As reported	$ (0.29)
Pro forma	$ (0.40)
The pro forma stock-based compensation expense of $4.6 million for the year ended December 31, 2005 includes a credit of $161,000 for the three months ended June 30, 2005. This credit resulted from a significant decrease in the number of actual options issued in connection with Centillium's November 30, 2004 option exchange program as compared to the estimated amounts used in calculating stock based compensation expense during the fourth quarter of 2004 and the first quarter of 2005. The actual number of options granted at the end of this program was less than the original estimate due to employee terminations during this period.

Note 8. Income Taxes

The domestic and foreign components of the loss before income tax (in thousands):

	Years Ended December 31,
	2007	2006	2005
Domestic	$ (18,353)	$ (10,585)	$ (11,399)
Foreign	1,300	57	263
	$ (17,053)	$ (10,528)	$ (11,136)
The provision for income taxes (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current:
Federal	$ -	$ -	$ -
State	10	8	4
Foreign	538	213	145
	$ 548	$ 221	$ 149
The difference between the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate of 34% to loss before taxes is explained as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Tax provision (benefit) at federal statutory rate	$ (5,799)	$ (3,579)	$ (3,787)
Loss for which no tax benefit is currently recognizable	5,807	3,543	3,796
Deferred compensation	-	15	12
Other	540	242	128
Total tax provision (benefit)	$ 548	$ 221	$ 149
As of December 31, 2007, the Company had $166.9 million and $48.8 million of net operating loss carryforwards for U.S. federal and state purposes, respectively. The Company also has research and development tax credit carryforwards for U.S. federal and state purposes of approximately $5.1 million and $6.4 million, respectively. The federal net operating losses and federal tax credit carryforwards will expire at various dates beginning in 2018, if not utilized. California net operating losses will expire at various dates beginning in 2012, if not utilized, and the state's research tax credits carry forward indefinitely.

Utilization of the net operating loss and credits carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credit carryforwards before full utilization.

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following (in thousands):

	Years Ended
	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$ 59,669	$ 49,869
Research and development credit carryforwards	9,561	8,851
Reserves and accruals not currently deductible	8,957	11,713
Capitalized research and deveopment expenses	512	698
Total deferred tax assets	78,699	71,131
Valuation allowance	(78,699)	(71,131)
Net deferred tax assets	$ -	$ -
Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses to date, the Company has provided a full valuation allowance against its deferred tax assets.

The valuation allowance increased by approximately $7.6 million, $3.9 million and $4.9 million in 2007, 2006 and 2005, respectively. The valuation allowance at December 31, 2007 and 2006 includes approximately $10.6 million and $10.6 million, respectively, related to stock option deductions, the benefit of which will be recorded in paid-in capital when realized.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109", or FIN 48. Adoption of FIN 48 did not have any impact on the Company's accumulated deficit as of January 1, 2007. The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recognized a $340,000 adjustment to the liability for uncertain tax positions and therefore recorded an income tax expense in the year ended December 31, 2007.

The Company's total unrecognized tax benefit as of the January 1, 2007 adoption date and as of December 31, 2007 was $9.7 million and $10.9 million, respectively. In addition, as of January 1, 2007 and December 31, 2007, the Company had approximately $97,000 and $440,000 of unrecognized tax benefits all of which would impact the effective tax rate if recognized.

As of the date of adoption, the Company also recorded a $9.6 million reduction to deferred tax assets for unrecognized tax benefits, all of which is currently offset by a full valuation allowance that had no effect on the beginning balance of accumulated deficit or the net balance sheet. As of December 31, 2007, the unrecognized tax benefit of $9.6 million increased to $10.4 million, all of which is offset by a full valuation allowance.

The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2007, the Company had accrued $105,000 of interest associated with any unrecognized tax benefits. The Company does not anticipate a significant change to it unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business.

The Company files income tax returns in the U.S. federal jurisdiction, California and various state and foreign tax jurisdictions in which the Company has a subsidiary or branch operations. All tax years from inception remain open to examination by the Internal Revenue Service, the State of California and various states until such time as the net operating losses and research credits are either fully utilized or expire. The foreign tax jurisdictions remain open to examination for the years between 2002 to 2007. The tax jurisdiction in India operates under a tax holiday which will expire at the end of March 2009. The net impact of this tax holiday was to decrease the Company's net loss by approximately $0.5 million in fiscal year 2007 ($0.01 per share diluted), $0.2 million in fiscal year 2006 (no impact on loss per share) and $0.3 million in fiscal year 2005 (no impact on loss per share).

The following table summarizes the activity related to our unrecognized tax benefits as follows (in thousands):

Total

Balance as of January 1, 2007	$ 9,700
Increases related to current year tax positions	850
Increases related to prior year tax positions	350
Balance as of December 31, 2007	$ 10,900
Note 9. Business Segment Information

Centillium operates in one operating segment, broadband communications. Centillium's foreign operations consist primarily of design centers in India and France, and sales and marketing offices in several locations around the world. Long-lived assets outside the United States are not significant. Geographic sales information is based on the location of the end customer. Net revenues by major geographic area consists of (in thousands):

	Years Ended December 31,
	2007	2006	2005
Japan	$ 19,330	$ 33,403	$ 48,983
Italy	9,002	10,550	4,975
United States	6,261	8,131	14,246
Other Asia-Pacific	2,766	11,842	7,483
Other Europe	1,816	637	440
	$ 39,175	$ 64,563	$ 76,127
The following customers accounted for 10% or more of net revenues for the periods presented:

	Years Ended December 31,
	2007	2006	2005
Sumitomo Electric Industries	26%	26%	35%
Ericsson **	23%	16%	*
NEC	15%	23%	26%
Lucent Technologies Inc.	15%	12%	13%
_______________
* Less than 10%
** Indirect revenues through distributor
Long-lived assets by geographical area were as follows (in thousands):

	Years Ended
	December 31,
	2007	2006
U.S.	$ 717	$ 1,980
India	899	1,045
Others	255	255
	$ 1,871	$ 3,280

Note 10. 401(k) Profit Sharing Plan And Trust

The Company has adopted a 401(k) Profit Sharing Plan and Trust that allows eligible employees to make contributions subject to certain limitations. The Company may make discretionary contributions based on profitability as determined by the Board of Directors. No contributions were made by the Company to the plan in 2007, 2006 and 2005.

Note 11. Related Party Transactions

One of Centillium's former directors is also a director of Cadence Design Systems, Inc., a company from which Centillium licenses software tools. This former director is also a director of Semiconductor Manufacturing International Corporation (SMIC), a company from which Centillium purchased foundry services and products in 2007. This director resigned from our Board in March 2007 for reasons unrelated to the license and foundry services agreements.

Note 12. Impairment of Assets

The Company has determined that certain assets associated with the DSL products sold in February 2008, but not included in the sale, to be impaired in the fourth quarter of 2007. These assets were comprised of $1.4 million of capitalized intellectual property and software design tools solely related to the DSL product lines.

Note 13. Subsequent Events

In February 2008, the Company completed the sale of certain fixed and certain intangible assets comprising its digital subscriber product lines business (the "DSL Product Lines") to Ikanos Communications, Inc. (Ikanos), a publicly-held provider of silicon and software for interactive broadband for total cash consideration of $12.0 million. Upon closing of the transaction, Ikanos paid the Company net cash proceeds of $10.2 million cash after placing $1.8 million (or 15%) of the aggregate purchase price in an escrow for one year as security for certain indemnification obligations of the Company pursuant to the asset sale agreement, including breaches of its representations and warranties. Additionally, in one year the Company is obligated to pay up to $0.5 million for certain contingency payments that were stipulated in the contractual arrangements between both the parties. This business met the assets held for sale criteria in 2007. In addition, the Company incurred approximately $1.0 million in transaction costs.

In February 2008, the Company also announced a restructuring plan in conjunction with the sale of its DSL product lines, which is intended to further reduce the operating and employee related costs.

Note 14. Supplementary Data: Quarterly Results of Operations (unaudited)

Summarized quarterly financial information (in thousands, except per share data):

	Dec 31, 2007	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007
Consolidated Statement of Operations Data:
Net revenues	$ 8,593	$ 10,026	$ 10,004	$ 10,552
Reversal of accrued royalties	$ (8,887)	$ -	$ -	$ -
Cost of revenues	$ 3,053	$ 3,767	$ 4,491	$ 5,058
Gross profit	$ 14,427	$ 6,259	$ 5,513	$ 5,494
Operating profit (loss)	$ 2,043	$ (5,726)	$ (9,457)	$ (6,242)
Net profit (loss)	$ 2,396	$ (5,237)	$ (8,872)	$ (5,888)

Basic net profit (loss) per share	$ 0.06	$ (0.13)	$ (0.22)	$ (0.14)
Diluted net profit (loss) per share	$ 0.06	$ (0.13)	$ (0.22)	$ (0.14)
Shares used to compute basic net profit
(loss) per share	41,633	41,458	41,229	41,149
Shares used to compute diluted net profit
(loss) per share	41,779	41,458	41,229	41,149

	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006
Consolidated Statement of Operations Data:
Net revenues	$ 10,016	$ 16,033	$ 18,260	$ 20,254
Cost of revenues	$ 4,203	$ 7,780	$ 8,667	$ 8,741
Gross profit	$ 5,813	$ 8,253	$ 9,593	$ 11,513
Operating loss	$ (6,674)	$ (3,604)	$ (2,216)	$ (895)
Net loss	$ (5,990)	$ (2,878)	$ (1,568)	$ (313)

Basic and diluted net loss per share	$ (0.15)	$ (0.07)	$ (0.04)	$ (0.01)
Shares used to compute basic and
diluted net loss per share	40,818	40,675	40,514	40,282
1. Results of operations for the quarter ended December 31, 2007 include $8.9 million benefit from reversal of accrued royalties, $2.5 million in charges for loss on settlement, $1.4 million impairment of assets and $0.5 million in restructuring charges for surplus space at our Fremont, California location.

2. Results of operations for the quarter ended June 30, 2007 include $0.3 million in restructuring charges for surplus space at our Fremont, California location.